Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE August 5, 2013	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS REPORTS FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

Eden Prairie, MN – August 5, 2013 – MTS Systems Corporation (NASDAQ: MTSC) reported financial results for its fiscal 2013 third quarter ending June 29, 2013.

“Our results in the third quarter were generally in line with the expectations that we communicated last quarter,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “Third quarter revenue was relatively flat compared to the fiscal 2013 second quarter, as we had indicated. Revenue was impacted by the timing of customer orders in our Test backlog, which is heavily skewed to the fourth quarter. As anticipated, earnings increased on a consecutive basis from the second quarter. From an orders standpoint, we did experience a continuation of the timing delays in our Test business that had impacted us in the second quarter, as our customers continue to scrutinize their capital spending. Based on discussions with customers, we believe they continue to move forward with their projects but are taking a more cautious approach to the timing of purchases. We are encouraged by the 2 percent net increase in our Sensors segment orders, including a 4 percent negative currency impact. For our Sensors segment, this represents our second quarter of sequential growth, which was driven by a broad-based improvement in our markets.

“Based on our performance in the third quarter and our estimates for the fourth quarter, we are pleased to confirm our previous full year revenue range of $560 million to $575 million, a growth rate of 4% to 6% over the prior year. We have narrowed our EPS range to $3.30 to $3.60. While we were disappointed about the Test orders in this particular quarter, we believe we will finish the year strong as our customers continue their long-term investment strategy. We continue to run record volume through our Test operations and are making the necessary investments to capture both the short- and long-term growth opportunities in our key markets,” said Dr. Graves.

Third Quarter Results

Orders were $130.3 million, down 12 percent compared to the fiscal 2012 third quarter, net of 1 percent negative currency translation. The decrease stemmed from variability in large-order timing and a base order decline of 4 percent in the Test segment. There was one large order (>$5 million) in the quarter totaling $6 million, compared to two large orders totaling $20 million in the same period last year. Sensors segment orders were up 2 percent. Backlog of $283 million decreased 1 percent compared to the prior year.

Revenue was $135.1 million, down 5 percent from the prior year, net of 2 percent negative currency translation. Test and Sensors declined 5 percent and 3 percent, respectively. The gross margin rate was 40.4 percent, down 4.5 percentage points. An unfavorable product mix, operational variances, and increased warranty expense in Test more than offset a 1.5 percentage point increase in Sensors.

Income from operations totaled $16.4 million, down 10 percent from the previous year. The decrease resulted from lower volume and reduced gross margin rate, partially offset by a $7.3 million reduction in operating expenses. Operating expenses for the prior year included $7.8 million of costs related to the settlement of the U.S. Government investigation. The increase in operating expenses, excluding these costs, was driven by ongoing investments in research and development and sales, partially offset by lower spending on both compliance initiatives and consulting costs. Earnings per share were $0.72, up $0.13 per share compared to the prior year. Excluding the $0.48 per share negative impact from the U.S. Government settlement costs, earnings per share declined 33 percent.

MTS News Release

August 5, 2013

Uses of Cash

Cash and cash equivalents at the end of the third quarter totaled $53.6 million, compared to $46.6 million at the end of the second quarter of fiscal 2013. During the third quarter, operating activities generated cash of $17.4 million, driven by earnings, partially offset by the usage of $4.7 million for additional working capital. The Company paid $4.7 million in dividends to shareholders, purchased approximately 45,500 shares of its common stock for $2.6 million, and invested $8.8 million in capital expenditures. In addition to the cash share purchases, the Company received and retired approximately 127,600 shares of its stock in final settlement of the $35 million accelerated share purchase program that began in September 2012.

Segment Results

Test Segment:

“Revenue for the quarter was in line with our expectations, however, third quarter orders were impacted by slower order flow,” said Dr. Graves. “We were impacted by lower large and base orders, lower revenues based on the timing of projects in backlog, and a decrease in gross profit. While short-term uncertainty remains, we have the backlog to confirm our previous guidance range for fiscal 2013. In addition, we are confident that the macroeconomic trends support our long-term growth objectives. Also, we were pleased that we had sequential quarter improvement in income from operations.

“We continue to invest for the future to be in the best possible position to capture future opportunities. The Test service business continues to gain traction as our new hires get more fully integrated. We believe this higher-margin service business will further deepen our client relationships and improve our future order flow as we gain greater visibility into customer projects,” said Dr. Graves.

Total orders for the Test segment were $105.4 million, down 15 percent compared to the prior year, primarily driven by variability in large order timing as well as a 4 percent decline in base orders. As noted above, current year large orders included a $6 million Americas’ ground vehicle order for aerodynamic testing, while prior year orders included an $11 million Asian structures order and a $9 million European structures order. Base orders decreased 4 percent, driven by weaker volume of materials orders in Europe and the Americas. Backlog of $267 million declined 2 percent compared to the fiscal 2012 third quarter.

Revenue declined 5 percent to $110.4 million, primarily due to lower beginning backlog as well as a decline in base orders. Currency translation had a 1 percent negative impact.

Gross profit was $40.1 million, down 18 percent compared to the same quarter last year. The gross margin rate was 36.3 percent, a decrease of 5.9 percentage points. Approximately 2 points of the decrease was due to an unfavorable mix of lower margin products and services, 2 points from higher warranty expense, 1 point from higher spending on productivity and infrastructure initiatives, and 1 point from operational variances resulting from lower labor utilization.

Operating expenses decreased $6.3 million compared to the prior year. Prior year operating expenses included $6.1 million of the previously mentioned $7.8 million U.S. Government settlement cost, which accounted for the majority of the decrease. In addition, continued investments in research and development as well as adding selling resources was substantially offset by lower spending on both compliance initiatives and consulting costs. Income from operations totaled $10.9 million, down $2.8 million compared to the prior year. Reduced gross profit on lower volume more than offset the decrease in operating expenses.

MTS News Release

August 5, 2013

Sensors Segment:

“We were pleased with the results posted by our Sensors segment,” said Dr. Graves. “Orders in the quarter grew 2 percent, including a 4 percent negative currency impact. This represented the second consecutive quarter of sequential growth and the first quarter-over-quarter growth in six quarters. We also experienced strong gross margins and an increase in our backlog. Demand improved in the Americas with the mobile hydraulic market showing the largest percentage increase at 11 percent.”

Orders were $24.9 million, up 2 percent compared to the prior year. This increase resulted from growth in the Americas, partially offset by continued soft market conditions in Europe and a 4 percentage point negative impact of currency translation. The mobile hydraulic market was up 11 percent, and the industrial market was flat. Backlog of $16 million grew 10 percent compared to the fiscal 2012 third quarter. On a sequential basis, orders increased 3 percent compared to the second quarter, marking the second consecutive quarter of sequential growth as overall demand is continuing to improve.

Revenue declined 3 percent to $24.7 million, resulting from a 3 percent negative impact of currency translation. Gross profit was $14.5 million, flat compared to the prior year, and the gross margin rate was 58.7 percent, an increase of 1.5 percentage points driven by relatively favorable product mix and improved productivity. Operating expenses decreased $1.1 million compared to the prior year. Prior year operating expenses included $1.7 million of the previously mentioned $7.8 million U.S. Government settlement cost. Higher operating expense excluding this cost was driven by increased selling and marketing resources. Income from operations was $5.5 million, up 23 percent compared to the prior year.

Outlook

“While we are experiencing order flow volatility and delays in our Test business, the markets it serves are growing in response to strong economic drivers. Combined with new offerings and business process improvements in our Test service business and increased market demand in the Sensors segment, we believe growth in orders, revenues and backlog will strengthen, but the quarterly timing remains uncertain.”

Dr. Graves concluded, “With the modestly improving Sensors market conditions and the strong Test backlog delivery forecast, we expect to have a strong fourth quarter, and we are confirming our full year revenue growth range of 4 to 6 percent, or $560 million to $575 million. We are also narrowing the EPS range to $3.30 to $3.60 from the previous range of $3.30 to $3.70. I believe that our focus on innovation, emerging markets and Test service will enable long-term value creation for MTS shareholders.”

Non-GAAP Financial Measures

We believe that disclosing the earnings per share excluding the impact from the costs related to the settlement with the U.S. Government is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share excluding this cost is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this by adding back the after-tax effect of the accrual to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit B to this release.

Third Quarter Conference Call

A conference call will be held on August 6, 2013, at 10 a.m. EDT (9 a.m. CDT). Call +1.719.325.2428 (Toll Free: +1.888.466.4462); and reference the conference pass code “2410268.” Telephone replay will be available until 12 p.m. CDT, August 13, 2013. Call +1.719.457.0820 (Toll Free: +1-888.203.1112); and reference the conference pass code “2410268.”

MTS News Release

August 5, 2013

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/Investor/index.htm. It will be available on August 8, 2013.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,147 employees at September 29, 2012 and revenue of $542 million for the fiscal year ended September 29, 2012. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” regarding financial projections made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and exporting matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and our ability to advance our technology; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

August 5, 2013

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended		Nine Fiscal Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012

Revenue	$135,059	$141,697	$414,644	$404,413
Cost of sales	80,463	78,029	249,541	225,642
Gross profit	54,596	63,668	165,103	178,771
Gross margin	40.4%	44.9%	39.8%	44.2%

Operating expenses:
Selling, general and administrative	31,957	32,639	96,144	95,967
Research and development	6,211	5,097	16,851	16,124
U.S. Government settlement	—	7,750	—	7,750
Total operating expenses	38,168	45,486	112,995	119,841

Income from operations	16,428	18,182	52,108	58,930
Operating margin	12.2%	12.8%	12.6%	14.6%

Interest (expense) income, net	(50)	264	(194)	(154)
Other income (expense), net	405	81	(97)	(341)

Income before income taxes	16,783	18,527	51,817	58,435
Provision for income taxes	5,236	8,918	15,426	22,130
Net income	$11,547	$9,609	$36,391	$36,305

Earnings per share:
Basic-
Earnings per share	$0.73	$0.60	$2.32	$2.29
Weighted average number of common shares outstanding - basic	15,733	16,048	15,708	15,878

Diluted-
Earnings per share	$0.72	$0.59	$2.29	$2.26
Weighted average number of common shares outstanding - diluted	15,945	16,197	15,906	16,045

MTS News Release

August 5, 2013

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	June 29,	September 29,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$53,568	$79,852
Accounts receivable, net	90,618	84,119
Unbilled accounts receivable	61,876	51,306
Inventories	79,875	67,979
Other current assets	21,531	17,647
Total current assets	307,468	300,903

Property and equipment, net	74,897	61,653

Goodwill	16,589	16,239
Intangibles, net	20,587	23,077
Other assets	6,929	7,566
Total Assets	$426,470	$409,438

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-term borrowings	$10,000	$230
Accounts payable	28,159	33,744
Advance payments from customers	54,057	65,833
Other accrued liabilities	58,015	60,425
Total current liabilities	150,231	160,232

Other long-term liabilities	22,350	22,487
Total Liabilities	172,581	182,719

Shareholders' Investment:
Common stock, $0.25 par; 64,000 shares authorized: 15,620 and 15,640 shares issued and outstanding as of June 29, 2013 and September 29, 2012, respectively	3,905	3,910
Additional paid-in capital	6,126	652
Retained earnings	233,493	211,256
Accumulated other comprehensive income	10,365	10,901
Total shareholders' investment	253,889	226,719
Total Liabilities and Shareholders' Investment	$426,470	$409,438

MTS News Release

August 5, 2013

Exhibit A

MTS SYSTEMS CORPORATION

Segment Financial Information

(unaudited - in thousands)

	Three Fiscal Months Ended
	June 29,	June 30,
Test Segment	2013	2012	% Variance

Orders	$105,400	$123,517	-15%

Revenue	$110,378	$116,338	-5%
Cost of sales	70,260	67,188	5%
Gross profit	40,118	49,150	-18%
Gross margin	36.3%	42.2%

Operating expenses	29,240	35,476	-18%

Income from operations	$10,878	$13,674	-20%

Sensors Segment

Orders	$24,852	$24,451	2%

Revenue	$24,681	$25,359	-3%
Cost of sales	10,203	10,841	-6%
Gross profit	14,478	14,518	0%
Gross margin	58.7%	57.2%

Operating expenses	8,928	10,010	-11%

Income from operations	$5,550	$4,508	23%

Total Company

Orders	$130,252	$147,968	-12%

Revenue	$135,059	$141,697	-5%
Cost of sales	80,463	78,029	3%
Gross profit	54,596	63,668	-14%
Gross margin	40.4%	44.9%

Operating expenses	38,168	45,486	-16%

Income from operations	$16,428	$18,182	-10%

MTS News Release

August 5, 2013

EXHIBIT B

MTS SYSTEMS CORPORATION

Reconciliation of Earnings Per Share Excluding an Accrual to GAAP Measure

For the Fiscal Months Ended June 30, 2012

(unaudited - in thousands, except per share data)

Net income	$9,609
Accrual to settle U.S. Government investigation	7,750
Net income excluding accrual *	$17,359

Earnings Per Share	$0.59
Earnings Per Share - Impact of accrual	0.48
Earnings per share excluding accrual *	$1.07

* Denotes Non-GAAP financial measure